Exhibit 4.4

Execution Version

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 30, 2024, between Liberty Media Corporation, a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of November 26, 2019 (the “Indenture”), providing for the issuance of the Company’s 2.75% Exchangeable Senior Debentures due 2049 (the “Debentures”);

WHEREAS, pursuant to Section 8.01(f) of the Indenture, the Company and the Trustee may enter into an amendment or supplement to the Indenture without the consent of the holders of any of the Debentures outstanding on the date of this Supplemental Indenture to, among other things, surrender any right or power conferred upon the Company;

WHEREAS, (i) Section 11.02 of the Indenture provides the Company with the right, upon exchange of a Debenture, to elect to deliver to the holder thereof, the Reference Shares attributable to such Debenture, cash or shares of LSXMK or a combination of Reference Shares, cash and/or shares of LSXMK having a value equal to the Current Market Price of the Reference Shares attributable to such Debenture, (ii) Section 12.01 of the Indenture provides the Company with the right to elect to pay for the Put Purchase Price through the delivery of Reference Shares or in cash or in shares of LSXMK having a value equal to the Put Purchase Price or in a combination of Reference Shares, shares of LSXMK and/or cash having a value equal to the Put Purchase Price, and (iii) Section 12.02 of the Indenture provides the Company with the right to elect to pay for the Fundamental Change Repurchase Price through the delivery of Reference Shares or in cash or in shares of LSXMK having a value equal to the Fundamental Change Repurchase Price or in a combination of Reference Shares, shares of LSXMK and cash having a value equal to the Fundamental Change Repurchase Price;

WHEREAS, the Company intends to supplement the Indenture to surrender its right to elect to deliver Reference Shares or shares of LSXMK or a combination of Reference Shares, shares of LSXMK and cash (i) upon exchange of a Debenture, (ii) to pay the Put Purchase Price or (iii) to pay the Fundamental Change Repurchase Price;

WHEREAS, after the date of this Supplemental Indenture, the Company may (i) satisfy its exchange obligation solely in cash, (ii) pay the Put Purchase Price solely in cash and (iii) pay the Fundamental Change Repurchase Price solely in cash; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid, binding and legal agreement of the Company have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Debentures as follows:

1.	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.	Amendments to the Indenture.

(a)            Section 11.02(a) of the Indenture is hereby amended to include the following as a new paragraph at the end thereof:

“Notwithstanding anything to the contrary in this Indenture or the Debentures, the Company shall elect to satisfy its exchange obligation solely in cash with respect to any exchange of a Debenture for which the applicable Exchange Date is on or after August 30, 2024.”

(b)            Section 11.05 of the Indenture is hereby amended to include the following as a new subsection (d) at the end thereof:

“(d)          Notwithstanding anything to the contrary in this Indenture or the Debentures, the Company shall elect to satisfy its exchange obligation solely in cash with respect to any exchange of a Debenture for which the applicable Exchange Date is on or after August 30, 2024.”

(c)            Section 11.06 of the Indenture is hereby amended to include the following as a new paragraph at the end thereof:

“Notwithstanding anything to the contrary in this Indenture or the Debentures, the Company shall elect to satisfy its exchange obligation solely in cash with respect to any exchange of a Debenture for which the applicable Exchange Date is on or after August 30, 2024.”

(d)            Section 12.01 of the Indenture is hereby amended to include the following as a new subsection (k) at the end thereof:

“(k)          Notwithstanding anything to the contrary in this Indenture or the Debentures, the Company shall elect to pay the Put Purchase Price solely in cash and the Put Notice shall state that the Put Purchase Price will be paid solely in cash.”

(e)            Section 12.02 of the Indenture is hereby amended to include the following as a new subsection (f) at the end thereof:

“(f)          Notwithstanding anything to the contrary in this Indenture or the Debentures, the Company shall elect to pay the Fundamental Change Repurchase Price solely in cash with respect to any purchase of a Debenture pursuant to the purchase right contained in this Section 12.02 for which the applicable Fundamental Change Repurchase Date is on or after August 30, 2024, and the related Fundamental Change Notice shall state that the Fundamental Change Repurchase Price will be paid solely in cash.”

(f)            Section 13.04 of the Indenture is hereby amended to include the following as a new subsection (g) at the end thereof:

“(g)          Notwithstanding anything to the contrary in this Indenture or the Debentures, for the avoidance of doubt, the Company shall deliver solely cash upon exchange or purchase of any Debentures.”

3.	Ratification of Indenture; Supplemental Indenture Part of Indenture; Trustee’s Rights. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Every reference in the Indenture to the Indenture shall hereby be deemed to mean the Indenture as supplemented by this Supplemental Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Debentures heretofore or hereafter authenticated and delivered shall be bound hereby. The recitals and statements contained herein are made solely by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity, adequacy or sufficiency of this Supplemental Indenture. All rights, protections, privileges, indemnities, immunities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted to be taken by the Trustee hereunder.

4.	Debentures. The Debentures are hereby amended to the extent necessary to be consistent with the amendments to the Indenture effected by this Supplemental Indenture. The parties hereto hereby agree that the Company shall not be required under Section 8.04 of the Indenture to issue a new Global Debenture reflecting the terms amended in accordance with this Supplemental Indenture. The parties further agree that any Debentures issued after the date of this Supplemental Indenture shall reflect the terms of the Indenture as amended by this Supplemental Indenture and any subsequent amendments or supplemental indentures.

5.	Purpose. For the avoidance of doubt, the sole purpose, intent and effect of this Supplemental Indenture is to eliminate the Company’s right to elect to deliver Reference Shares or shares of LSXMK or a combination of cash, Reference Shares and/or shares of LSXMK upon exchange or repurchase of any Debenture, and this Supplemental Indenture shall be construed consistently therewith.

6.	Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE.

7.	Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and/or any related document, instrument or certificate and of signature pages hereof and thereto by facsimile, electronic or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture and/or any related document, instrument or certificate as to the parties hereto and thereto and may be used in lieu of the original hereof and thereof for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures which shall be of the same legal effect, validity or enforceability as a manually executed signature and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means

8.	Effect of Headings. The section headings of this Supplemental Indenture have been inserted for the convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

9.	Successors. All the agreements of the Company and Trustee contained in this Supplemental Indenture shall bind each of their successors and assigns.

10.	Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

11.	Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LIBERTY MEDIA CORPORATION

By:	/s/ Ben Oren
Name:	Ben Oren
Title:	Executive Vice President and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By	/s/ Christopher J. Grell
Name:	Christopher J. Grell
Title:	Vice President

Signature Page to First Supplemental Indenture